Exhibit 99.1

Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000

NEWS RELEASE

Marsh & McLennan Companies Announces Pricing of $600 Million Senior Notes Offering

NEW YORK, May 27, 2014 — Marsh & McLennan Companies, Inc. (the “Company”) announced today that it has priced $600 million of 3.500% senior notes due 2024. The Company intends to use the net proceeds for general corporate purposes. The closing of the notes offering is expected to occur on May 30, 2014, subject to certain customary conditions. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers for the offering. Deutsche Bank Securities Inc., GC Securities, a division of MMC Securities Corp., Goldman, Sachs & Co., HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as co-managers for the offering.

An effective shelf registration statement related to the Notes has previously been filed with the Securities and Exchange Commission. The offering and sale of the Notes are being made by means of a prospectus supplement and an accompanying base prospectus related to the offering, copies of which may be obtained from: (i) J.P. Morgan Securities LLC, Attention: Investment Grade Syndicate Desk, 383 Madison Avenue, 3rd Floor, New York, New York 10179 or by telephone: 1-212-834-4533, and/or (ii) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, New York 10014, by telephone (toll free): 1-866-718-1649 or by email at prospectus@morganstanley.com, and/or (iii) Barclays Capital Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone (toll free): 1-888-602-5847 or by email at barclaysprospectus@broadridge.com and/or (iv) Citigroup Global Markets Inc. at 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Broadridge Financial Solutions or by telephone at 800-831-9146.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT MARSH & MCLENNAN COMPANIES

MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. MARSH is a global leader in insurance broking and risk management; GUY CARPENTER is a global leader in providing risk and reinsurance intermediary services; MERCER is a global leader in talent, health, retirement, and investment consulting; and OLIVER WYMAN is a global leader in management consulting. With annual revenues exceeding $12 billion, Marsh & McClennan Companies’ 55,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 130 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates.